                                                                    Exhibit 12.1


                       THE ROUSE COMPANY AND SUBSIDIARIES

 Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock
                                   Dividends
                             (dollars in thousands)


                                                                             Year ended December 31,
                                                         -----------------------------------------------------
                                                           1994        1993       1992       1991       1990
                                                         --------    --------   --------   --------   --------
Earnings (loss) before income taxes, extraordinary
    loss and cumulative effect of change in accounting
    principle..........................................  $ 13,336    $  3,072   $(20,783)  $  5,245   $    257


Fixed charges:
    Interest costs.....................................   220,971     219,705    221,907    219,538    200,469
    Capitalized interest...............................    (7,388)     (8,899)   (15,098)   (21,243)   (29,947)

    Amortization of debt issuance costs................     2,063       2,801      3,571      3,173      2,833
    Portion of rental expense representative of
    interest factor(1).................................    10,788      15,988     14,739     15,265     12,465
    Support for debt service costs provided to
    affiliates accounted for under the equity method...         0          31        389      1,106      2,081

Adjustments to earnings (loss):
    Minority interest in earnings of majority-owned
    subsidiaries having fixed charges..................     2,142       1,909      1,747      2,118      1,698
    Undistributed earnings of less than 50%-owned
    subsidiaries.......................................      (170)        (68)       (84)      (540)      (222)

Previously capitalized interest amortized into earnings:
    Depreciation of operating properties(2)............     3,670       3,605      3,474      3,145      2,683
    Cost of land sales(3)..............................     1,580       1,627      1,295        928        956
                                                         --------    --------   --------   --------   --------
    Earnings available for fixed charges and
    Preferred stock dividends                            $246,992    $239,770   $211,157   $228,735   $193,273
                                                         ========    ========   ========   ========   ========

Fixed charges:
    Interest costs.....................................   220,971     219,705    221,907    219,538    200,469
    Amortization of debt expense.......................     2,063       2,801      3,571      3,173      2,833
    Portion of rental expense representative of
    interest factor(1).................................    10,788      15,988     14,739     15,265     12,465
    Support for debt service costs provided to
    affiliates accounted for under the equity
    method.............................................         0          31        389      1,106      2,081
    Preferred stock dividend requirements(4)               21,802      18,968         --         --      3,788
                                                         --------    --------   --------   --------   --------
    Total fixed charges and Preferred stock
    dividends                                            $255,524    $257,493   $240,606   $239,082   $221,636
                                                         ========    ========   ========   ========   ========
Ratio of earnings to fixed charges(5)..................        --          --         --         --         --
                                                         ========    ========   ========   ========   ========

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(1)  Includes (a) 80% of minimum rentals, the portion of such rentals considered to be a reasonable estimate of the interest factor and (b) 100% of contingent rentals of $6,232,000, $10,006,000, $8,106,000, $8,458,000 and
     $5,588,000 for the years ended December 31, 1994, 1993, 1992, 1991 and
     1990, respectively.

(2) Represents an estimate of depreciation of capitalized interest costs based on the Company's established depreciation policy and an analysis of interest costs capitalized since 1971.

(3) Represents 10% of cost of land sales, the portion of such cost considered to be a reasonable estimate of the interest factor.

(4) Represents estimated pretax earnings required to pay dividends on Preferred stock. Amounts in 1990 and 1989 were for dividends on Redeemable Preferred stock, which was acquired by a subsidiary and retired for financial reporting purposes in 1990. Amounts in 1994 and 1993 are for Convertible Preferred stock, which the Company issued in 1993. All amounts are calculated based on actual Preferred stock dividends and an estimated effective tax rate of 40%.

(5) Total fixed charges and Preferred stock dividends exceeded the Company's earnings available for fixed charges and Preferred stock dividends by $8,632,000, $17,723,000, $29,449,000, $10,347,000 and $28,363,000 for the
     years ended December 31, 1994, 1993, 1992, 1991 and 1990, respectively.